FOR IMMEDIATE RELEASE

     New York, New York/Idaho Springs, Colorado - November 11, 1998 - WCM CAPITAL, INC. (NASDAQ symbol WCMC) announced today the results of a February 19, 1998 survey conducted by Steven R. Schurman, a Certified Professional Geologist and president of MinSearch, Inc., a Denver, Colorado based entity specializing in mineral project evaluation, exploration, project permitting, mapping and drill testing. Mr. Schurman's review of existing technical data relative to ore bodies found at the Franklin Mine in February and in October, 1998, revealed two additional areas of strong gold mineralization approximately halfway between the Franklin and Freighters Friend shafts on the 900 and 976 levels of the mine. The ore grade gold mineralization was defined by 76 samples taken at five-foot intervals along the vein. The sampling indicates the presence of 6,200 tons of rock containing an average of 0.91 oz/ton gold, 9.5 oz/ton silver and substantial quantities of lead and zinc.

Mr. Schurman is a former director of the Company and is currently acting as an adviser to the Company with respect to mining projects.

CONTACT:       Robert Waligunda, Pres.     (212) - 344-2828



* Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested due to certain risks and uncertainties including, without limitation, risks associated with mining and milling operations, the availability of debt and equity capital on a reasonable terms and the effects of government regulations and operations risks. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission
(SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company. The forward-looking statements contained herein represent the Company's judgement as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.